UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2010

A. H. BELO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-33741	38-3765318
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P. O. Box 224866 Dallas, Texas	75222-4866
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 977-8200

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) Newspaper publisher A. H. Belo Corporation (“A. H. Belo or the “Company”) reported today that during the Company’s regular audit of its December 31, 2009 financial statements, a potential misapplication of generally accepted accounting principles (“GAAP”) was identified in the selection of the accounting principle used to account for its contractual obligation to Belo Corp. (“Belo”) under the employee matters agreement entered into in conjunction with the spin-off of A. H. Belo from Belo effective February 8, 2008. Pursuant to this agreement, A. H. Belo agreed to reimburse Belo for 60 percent of Belo’s future contributions to The G. B. Dealey Retirement Pension Plan. The Company re-evaluated the facts and circumstances and accounting literature related to this contractual obligation and as a result, concluded it incorrectly accounted for the contractual obligation. In substance, the obligation under the employee matters agreement is analogous to a multiemployer plan and the Company determined it should follow the multiemployer pension plan accounting principle.

As a result, A. H. Belo has adopted the multiemployer pension plan provisions of ASC No. 715 “Compensation-Retirement Benefits” under which it recognizes as net pension cost the required contribution for each period and recognizes as a liability any reimbursement obligation due and unpaid. No contributions were required for the years ended December 31, 2009 or 2008.

Accordingly, the Company will restate its consolidated financial statements to correct the error in the selection of the accounting principle. The restatement will result in the Company reversing $3.1 million of pension plan liability recorded on its books through additional paid-in capital at the time of the spin-off; reversing $14 million of pension plan expense and additional liability recorded at December 31, 2008 and the related tax effect; and, reversing a pension plan deferred tax asset and related tax effect recorded at March 31, 2009. These adjustments are non-cash and do not impact the Company’s credit agreement.

A. H. Belo anticipates its portion of the 2010 contributions to the pension plan will be approximately $8.6 million. Belo is holding approximately $12 million on deposit on behalf of A. H. Belo to apply to A. H. Belo’s 2010 and other future reimbursement obligations. As disclosed in Belo’s Form 10-K for the year ended December 31, 2009, the pension plan (which was frozen in March 2007) was underfunded as of December 31, 2009 by $196 million, of which 60 percent is $118 million. A. H. Belo expects it will be required to make significant future contributions to the pension plan.

The Company’s management discussed these adjustments with Ernst & Young LLP, the Company’s previous independent registered public accounting firm, and KPMG LLP, the Company’s current independent registered public accounting firm, and on April 1, 2010 recommended to the Audit Committee of the Company’s Board of Directors that the foregoing adjustments to the financial statements be made to correct the misapplication of GAAP. The Audit Committee of the Board of Directors discussed these adjustments with Ernst & Young LLP and KPMG LLP, and on April 1, 2010, accepted management’s recommendation.

The Company will file, by April 15, 2010, its Form 10-K for the year ended December 31, 2009 that will reflect restated Consolidated Financial Statements for the year ended December 31, 2008 and restated quarterly information for the quarters ended March 31, 2008 and 2009, June 30, 2008 and 2009 and September 30, 2008 and 2009. Financial statements and other financial information included in the Company’s previously filed reports on Form 10-K for the year ended December 31, 2008 and Form 10-Q for the quarters ended March 31, 2008 and 2009, June 30, 2008 and 2009 and September 30, 2008 and 2009, and any related reports therein of Ernst and Young LLP, should not be relied upon.

A copy of the press release announcing the Company’s intention to restate its financial statements is furnished with this report as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated April 7, 2010

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 7, 2010	A. H. BELO CORPORATION

	By:	/s/ Alison K. Engel

Alison K. Engel Senior Vice President/Chief Financial Officer

EXHIBIT INDEX

99.1	Press Release dated April 7, 2010